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June 30, 1995
Dallas, Texas

               Hudson's Grill Gears Up For Growth
      Tom Sacco named Senior Vice President for Operations
                    and Franchise Development


FOR IMMEDIATE RELEASE

     Dallas -- Hudson's Grill of America, Inc. has completed the transition phase of its relocation from Southern California to Dallas, Texas, and is now gearing up to expand the "Flirt with the 50's" casual dining neighborhood grill. David L. Osborn, President and CEO of
Hudson's Grill of America, Inc., states, "We are pleased to announce that Tom Sacco has recently joined our management team in a senior management capacity, as our Senior Vice President for Operations and Franchise
Development. Tom brings a wealth of experience, knowledge and savvy to the Hudson's Grill organization, and we are excited to have a quality professional with his leadership ability join our team." Sacco, formerly held similar roles with Red Robin, Bonanza and most recently at Western
Sizzlin.

     Hudson's Grill will be increasing its rate of expansion across North America through franchising. "Our ideal franchise partners at Hudson's are, and will continue to be, either quality regional operators or single unit operators, who have a strong local presence.
In either case, our franchise partners will need to develop their Hudson's Grill restaurants on schedule, execute the `Flirt with the 50's' theme and deliver the contemporary menu to our exacting standards, while still creating the neighborhood feel that makes Hudson's a favorite with the locals, even though we are a national chain." Hudson's Grill currently has 17 units in operation, either as franchise restaurants or joint venture locations. Hudson's Grill of America, Inc., is publicly traded on the NASDAQ bulletin board, under the symbol HDSG.

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